EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Vibe Records, Inc. Nevada

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Vibe Records, Inc. Nevada, of our report dated [                 ], 2007, which include emphasis paragraphs relating to an uncertainty as to the Company’s ability to continue as a going concern), with respect to the financial statements of Vibe Records, Inc. Nevada included in its annual report on Form 10-KSB for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

By:	/
Hansen, Barnett & Maxwell, P.C.

Return to Form S-8